Exhibit 10.15

RESTRICTED STOCK UNIT AGREEMENT
PURSUANT TO THE
JASON INDUSTRIES, INC. 2014 OMNIBUS INCENTIVE PLAN

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Participant:

Grant Date:

Number of Restricted Stock Units Granted:

Number of “Time-Vesting RSUs” Granted:

Number of “Stock Price-Vesting RSUs” Granted:

Number of “EBITDA-Vesting RSUs” Granted:          (         at Maximum)

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THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between Jason Industries, Inc. (f/k/a/ Quinpario Acquisition Corp.), a corporation organized in the State of Delaware (the “Company”), and the Participant specified above, pursuant to the Jason Industries, Inc. 2014 Omnibus Incentive Plan, as in effect and as amended from time to time (the “Plan”), which is administered by the Committee; and

WHEREAS, it has been determined under the Plan that it would be in the best interests of the Company to grant the Restricted Stock Units (“RSUs”) provided herein to the Participant.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:
1.Incorporation By Reference; Plan Document Receipt. This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the Award provided hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein. Any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan. The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.

2.    Grant of Restricted Stock Unit Award. The Company hereby grants to the Participant, as of the Grant Date specified above, the number of Time-Vesting RSUs, Stock Price-Vesting RSUs and EBITDA-Vesting RSUs, respectively, specified above. Except as otherwise provided by the Plan, the Participant agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Participant with any protection against potential future dilution of the Participant’s interest in the Company for any reason, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of the shares of Common Stock underlying the RSUs, except as otherwise specifically provided for in the Plan or this Agreement.
3.    Vesting.
(a)    Time Vesting. The Time-Vesting RSUs shall vest in equal one-third (1/3) installments on each of the first three (3) anniversaries following the Grant Date, provided that the Participant has not incurred a Termination of Employment prior to the applicable vesting date. There shall be no proportionate or partial vesting in the periods prior to each vesting date and all vesting shall occur only on the appropriate vesting date, subject to the Participant’s continued employment with the Company or any of its Subsidiaries on each applicable vesting date. The foregoing provisions of this Section 3(a) are subject to the provisions of Sections 3(d) through 3(j) hereof.
(b)    Stock Price Vesting. The Stock Price-Vesting RSUs shall become vested as follows, provided that the Participant has not incurred a Termination of Employment prior to the applicable vesting date. If on any date between the Grant Date and the third anniversary of the Grant Date, the Fair Market Value of the Common Stock:

(i)	equals or exceeds $[ ] in any twenty (20) trading days within a thirty (30) trading day period, then [ ] of the Stock Price-Vesting RSUs shall vest;

(ii)
equals or exceeds $[ ] in any twenty (20) trading days within a thirty (30) trading day period, then an additional [ ] of the Stock Price-Vesting RSUs shall vest (a total of [ ] of the Stock Price-Vesting RSUs vested);

(iii)
equals or exceeds $[ ] in any twenty (20) trading days within a thirty (30) trading day period, then an additional [ ]    of the Stock Price-Vesting RSUs shall vest (a total of [ ] of the Stock Price-Vesting RSUs vested); and

(iv)
equals or exceeds $[ ] in any twenty (20) trading days within a thirty (30) trading day period, then an additional [ ] of the Stock Price-Vesting RSUs shall vest (a total of [ ] of the Stock Price-Vesting RSUs vested).

Any portion of the Stock Price-Vesting RSUs that have not become fully vested on the date immediately following the third anniversary of the Grant Date shall be cancelled and forfeited for

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no consideration. There shall be no proportionate or partial vesting in the periods prior to each vesting date and all vesting shall occur only on the appropriate vesting date, subject to the Participant’s continued employment with the Company or any of its Subsidiaries on each applicable vesting date. The foregoing provisions of this Section 3(b) are subject to the provisions of Sections 3(d) through 3(j) hereof.
(c)    EBITDA Less CapEx Vesting. The EBITDA-Vesting RSUs shall become vested on the last day of the Measurement Period based upon the Company’s achievement of Cumulative EBITDA Less CapEx relative to the Target Cumulative EBITDA Less CapEx for the period beginning on July 1, 2014 and ending on June 30, 2017 (the “Measurement Period”), as follows, provided that the Participant has not incurred a Termination of Employment prior to the last day of the Measurement Period:

Achievement of Cumulative EBITDA Less CapEx Goals	Number of EBITDA-Vesting RSUs Becoming Vested
Less than 80%	[ ] RSUs
80% (Threshold)	[ ] RSUs
100% (Target)	[ ] RSUs
120% and above (Maximum)	[ ] RSUs
If the actual Cumulative EBITDA Less CapEx amount achieved is between Threshold and Target or between Target and Maximum in the table above, the number of EBITDA-Vesting RSUs that vest shall be determined using straightline interpolation between the two such vesting achievement goal amounts (e.g., if the actual amount of Cumulative EBITDA Less CapEx achieved is equal to 90% of the Target Cumulative EBITDA Less CapEx) then [ ] EBITDA-Vesting RSUs shall vest. There shall be no proportionate or partial vesting in the periods prior to each vesting date and all vesting shall occur only on the appropriate vesting date, subject to the Participant’s continued employment with the Company or any of its Subsidiaries on the applicable vesting date. For purposes of this Section 3(c), the following terms shall have the following meanings:
“Cumulative EBITDA” shall mean the aggregate of the Company’s quarterly consolidated earnings before interest, taxes, depreciation and amortization, as set forth in the Company’s unaudited financial statements for the Measurement Period, as calculated in good faith by the Committee in consultation with the Company’s independent auditors, all as determined in accordance with prior Company practices consistently applied during the Measurement Period. In connection with any Cumulative EBITDA determination required hereunder, the Committee shall exclude, or adjust to reflect, the impact of any event or occurrence that the Committee determines in its good-faith discretion, in consultation with the Company’s independent auditors, should be appropriately excluded or adjusted, including (i) restructurings, discontinued operations, extraordinary items or events (including acquisitions and divestitures), and other unusual or non-recurring charges (including expenses incurred with acquisitions and divestitures, and expenses associated with compensatory equity grants), (ii) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, (iii) losses incurred as a result

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of any goodwill impairment, or (iv) a change in tax law or accounting standards required by U.S. generally accepted accounting principles (“Extraordinary Events”).
“Target Cumulative EBITDA Less CapEx” shall mean $[ ], subject to adjustment hereafter for any Extraordinary Events.

“Cumulative EBITDA Less CapEx” shall mean the actual Cumulative EBITDA excluding therefrom the sum of capital expenditures as set forth in the Company’s unaudited financial statements for the Measurement Period, subject to adjustment for any Extraordinary Events.

The foregoing provisions of this Section 3(c) are subject to the provisions of Sections 3(d) through 3(j) hereof.

(d)    Committee Discretion to Accelerate Vesting. Notwithstanding any other provision herein to the contrary, the Committee may, in its sole discretion, provide for accelerated vesting of the RSUs at any time and for any reason.
(e)    Change in Control. In the event of the consummation of a Change in Control prior to the third anniversary of the Grant Date, provided that the Participant has not incurred a Termination of Employment prior to such date (other than a Termination provided at Section 3(j)), (i) all unvested Time-Vesting RSUs shall become immediately vested, (ii) all unvested Stock Price-Vesting RSUs shall become immediately vested, and (iii) one hundred percent (100%) of the EBITDA-Vesting RSUs shall become immediately vested.
(f)    Involuntary Termination Without Cause; Voluntary Resignation For Good Reason. If the Participant incurs a Termination of Employment by the Company without Cause or there is a voluntary Termination of Employment by the Participant with Good Reason, then (i) a portion of the Time-Vesting RSUs that would have become vested on the next anniversary of the Grant Date immediately following the date of such Termination of Employment had the Participant’s Termination not occurred shall become vested as of the date of such Termination; (ii) the Stock Price-Vesting RSUs shall remain outstanding and be eligible to vest for the shorter of (x) a period of one (1) year following the date of Termination and (y) the third anniversary of the Grant Date, in accordance with the achievement of the vesting conditions set forth in Section 3(b) hereof; and (iii) a pro-rated portion of the EBITDA-Vesting RSUs (determined by multiplying the number of such EBITDA-Vesting RSUs by a fraction, the numerator of which is the number of days during the period beginning on the Grant Date and ending on the date of Termination and the denominator of which is 1,095) shall continue to be eligible to vest in accordance with the achievement of the vesting conditions set forth in Section 3(c) hereof. For purposes of this Agreement, “Good Reason” means, with respect to a Participant’s Termination of Employment: (a) in the case where there is no employment agreement or similar agreement in effect between the Company or an Affiliate and the Participant on the Grant Date hereof (or where there is such an agreement but it does not provide for a voluntary termination of employment for “good reason” or “constructive termination” (or words or a concept of like import)), a voluntary termination due to good reason, as the Committee, in its sole discretion, decides to treat as a Good Reason termination; or (b) in the case where there is an employment agreement or similar agreement in effect between the Company or an Affiliate

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and the Participant on the Grant Date that defines “good reason” (or words or a concept of like import, such as “Constructive Termination”), a termination due to good reason (or words or a concept of like import), as defined in such agreement.
(g)    Termination by Death or Disability. If the Participant’s Termination of Employment is due to the Participant’s death or Disability, then (i) the Time-Vesting RSUs shall become fully vested as of the date of such Termination; (ii) the Stock Price-Vesting RSUs shall remain outstanding and be eligible to vest for the shorter of (x) a period of one (1) year following the date of Termination and (y) the third anniversary of the Grant Date, in accordance with the achievement of the vesting conditions set forth in Section 3(b) hereof; and (iii) a pro-rated portion of the EBITDA-Vesting RSUs (determined by multiplying the number of such EBITDA-Vesting RSUs by a fraction, the numerator of which is the number of days during the period beginning on the Grant Date and ending on the date of Termination and the denominator of which is 1,095) shall continue to be eligible to vest in accordance with the achievement of the vesting conditions set forth in Section 3(c) hereof.
(h)    Voluntary Resignation. If the Participant’s Termination of Employment is voluntary other than with Good Reason, all RSUs that are held by such Participant that are unvested shall terminate and expire as of the date of such Participant’s Termination.
(i)    Termination for Cause. If the Participant’s Termination (i) is for Cause or (ii) is a voluntary Termination (as provided in Section 3(h)) after the occurrence of an event that is then grounds for a Termination for Cause, all RSUs, whether vested or not vested, that are held by such Participant shall thereupon be forfeited and cancelled for no value without any consideration as of the date of such Termination.
(j)    Termination in Connection with a Change in Control. In the event of the Participant’s Participant’s Termination of Employment (i) by the Company without Cause, (ii) by voluntary resignation by the Participant with Good Reason, or (iii) due to the Participant’s death or Disability, in each case, on or during the ninety (90) day period preceding the date of consummation of a Change in Control that occurs on or prior to the third anniversary of the Grant Date, then any unvested RSUs that would have been forfeited on the date of the Participant’s Termination shall be treated in accordance with Section 3(e) hereof upon the date of the Change in Control.
(k)    Termination of Unvested RSUs; Forfeiture. Any portion of the RSUs that does not become vested in accordance with the provisions of this Section 3 shall be automatically forfeited and cancelled for no value without any consideration being paid therefor and otherwise without any further action of the Company whatsoever. For the avoidance of doubt, any portion of the RSUs that do not become vested on or prior to the third anniversary of the Grant Date shall be automatically forfeited and cancelled as of such date for no value without any consideration being paid therefor and otherwise without any further action of the Company whatsoever.
4.    Delivery of Shares; Holding Requirement.
(a)    Delivery of Shares. Within thirty (30) days following the date of vesting of RSUs, the Company shall issue to the Participant the number of shares of Common Stock, free and

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clear of all restrictions (other than as may apply under Section 4(b) or Section 9) that correspond to the number of RSUs that have become so vested on the applicable vesting date.
(b)    Holding Requirement. In the event that any Stock Price-Vesting RSUs become vested prior to the first anniversary of the Grant Date, the Participant shall not, on or prior to such first anniversary of the Grant Date, sell, assign, transfer, encumber, hypothecate or pledge any such shares so delivered in respect of such vested RSUs pursuant to Section 4(a).
5.    Dividends; Rights as Stockholder. Cash dividends on shares of Common Stock issuable hereunder shall be credited to a dividend book entry account on behalf of the Participant with respect to each RSU granted to the Participant, provided that such cash dividends shall not be deemed to be reinvested in shares of Common Stock and shall be held uninvested and without interest and paid in cash at the same time that the shares of Common Stock underlying the RSUs are delivered to the Participant in accordance with the provisions hereof. Stock dividends on shares of Common Stock shall be credited to a dividend book entry account on behalf of the Participant with respect to each RSU granted to the Participant, provided that such stock dividends shall be paid in shares of Common Stock at the same time that the shares of Common Stock underlying the RSUs are delivered to the Participant in accordance with the provisions hereof. For the sake of clarity, in the event any portion of the unvested RSUs is forfeited and cancelled in accordance with this agreement or the Plan, any accrued dividends on shares of Common Stock underlying such forfeited RSUs shall be automatically forfeited for no value without any consideration being paid therefor and otherwise without any further action of the Company whatsoever. Except as otherwise provided herein, the Participant shall have no rights as a stockholder with respect to any shares of Common Stock covered by any RSU unless and until the Participant has become the holder of record of such shares.
6.    Non-Transferability. No portion of the RSUs may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant, other than to the Company as a result of forfeiture of the RSUs as provided herein, unless and until payment is made in respect of vested RSUs in accordance with the provisions hereof and the Participant has become the holder of record of the vested shares of Common Stock issuable hereunder
7.    Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the choice of law principles thereof.
8.    Withholding of Tax. The Company shall have the power and the right to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Participant’s FICA and SDI obligations) which the Company, in its sole discretion, deems necessary to be withheld or remitted to comply with the Code and/or any other applicable law, rule or regulation with respect to the RSUs and, if the Participant fails to do so, the Company may otherwise refuse to issue or transfer any shares of Common Stock otherwise required to be issued pursuant to this Agreement. The foregoing provisions of this Section 8 to the contrary notwithstanding, the Participant may direct the Company to satisfy any such required withholding obligation with regard to the Participant by reducing the amount of cash or shares of Common Stock, having an aggregate

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Fair Market Value equal to the statutory minimum withholding obligation, otherwise deliverable to the Participant pursuant to Section 4(a).
9.    Legend. The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing shares of Common Stock issued pursuant to this Agreement, consistent with issuances to holders of shares of Common Stock other than pursuant to this Agreement. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing shares of Common Stock acquired pursuant to this Agreement in the possession of the Participant in order to carry out the provisions of this Section 9.
10.    Securities Representations. This Agreement is being entered into by the Company in reliance upon the following express representations and warranties of the Participant. The Participant hereby acknowledges, represents and warrants that:
(a)    The Participant has been advised that the Participant may be an “affiliate” within the meaning of Rule 144 under the Securities Act and in this connection the Company is relying in part on the Participant’s representations set forth in this Section 10.
(b)    If the Participant is deemed an affiliate within the meaning of Rule 144 of the Securities Act, the shares of Common Stock issuable hereunder must be held indefinitely unless an exemption from any applicable resale restrictions is available or the Company files an additional registration statement (or a “re-offer prospectus”) with regard to such shares of Common Stock and the Company is under no obligation to register such shares of Common Stock (or to file a “re-offer prospectus”).
(c)    If the Participant is deemed an affiliate within the meaning of Rule 144 of the Securities Act, the Participant understands that (i) the exemption from registration under Rule 144 will not be available unless (A) a public trading market then exists for the Common Stock of the Company, (B) adequate information concerning the Company is then available to the public, and (C) other terms and conditions of Rule 144 or any exemption therefrom are complied with, and (ii) any sale of the shares of Common Stock issuable hereunder may be made only in limited amounts in accordance with the terms and conditions of Rule 144 or any exemption therefrom.
11.    Entire Agreement; Amendment. This Agreement, together with the Plan, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time to the extent permitted, without the Participant’s consent thereto, under the Plan. This Agreement may also be modified or amended by a writing signed by both the Company and the Participant. The Company shall give written notice to the Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.
12.    Notices. Any notice hereunder by the Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the

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General Counsel of the Company. Any notice hereunder by the Company shall be given to the Participant in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Participant may have on the payroll files with the Company.
13.    No Right to Employment. Any questions as to whether and when there has been a Termination and the cause of such Termination shall be determined in the sole discretion of the Committee. Nothing in this Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries or its Affiliates to terminate the Participant’s employment or service at any time, for any reason and with or without Cause.
14.    Transfer of Personal Data. The Participant authorizes, agrees and unambiguously consents to the transmission by the Company (or any Subsidiary) of any personal data information related to the RSUs awarded under this Agreement for legitimate business purposes (including, without limitation, the administration of the Plan). This authorization and consent is freely given by the Participant.
15.    Compliance with Laws. The grant of RSUs and the issuance of shares of Common Stock hereunder shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and in each case any respective rules and regulations promulgated thereunder) and any other law, rule regulation or exchange requirement applicable thereto. The Company shall not be obligated to issue the RSUs or any shares of Common Stock pursuant to this Agreement if any such issuance would violate any such requirements; provided, in such event as the Company is prohibited from issuing shares of Common Stock, the Company shall pay to the Participant (unless otherwise prohibited by law), within thirty (30) days following the date of vesting of RSUs, cash in an amount equal to the aggregate Fair Market Value of shares of Common Stock represented by such vested RSUs. As a condition to the settlement of the RSUs, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation.
16.    Binding Agreement; Assignment. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns and the Participant and the Participant’s heirs, executors, administrators, legal representatives and permitted assigns. The Participant shall not assign (except in accordance with Section 6 hereof) any part of this Agreement without the prior express written consent of the Company.
17.    Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.
18.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.
19.    Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other

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agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.
20.    Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.
21.    Acquired Rights. The Participant acknowledges and agrees that: (a) the Company may terminate or amend the Plan at any time in accordance with the terms thereof as in effect on the Grant Date and not inconsistent with the provisions of Section 11 hereof; (b) the Award of RSUs made under this Agreement is completely independent of any other award or grant and is made at the sole discretion of the Company; (c) no past grants or awards (including, without limitation, the RSUs awarded hereunder) give the Participant any right to any grants or awards in the future whatsoever; and (d) any benefits granted under this Agreement are not part of the Participant’s ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

JASON INDUSTRIES, INC.

By:

Name:

Title:

PARTICIPANT

Name:

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